EXHIBIT 5.1
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                    Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                            New York, New York 10019
                                 (212) 373-3000





                                                October 22, 2002




Foamex L.P.
Foamex Capital Corporation
1000 Columbia Avenue
Linwood, PA  19061

                       REGISTRATION STATEMENT ON FORM S-4
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Ladies and Gentlemen:

                  In connection with the above-captioned Registration Statement on Form S-4 (the "Registration Statement") filed by Foamex L.P., a Delaware limited partnership ("Foamex"), Foamex Capital Corporation, a Delaware corporation ("Foamex Capital" and, together with Foamex, the "Companies"), and certain subsidiaries of Foamex named therein as guarantors (collectively, the "Guarantors") with the Securities and Exchange Commission (the "Commission") on June 17, 2002 and amended on August __, 2002, under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act, we have been requested to render our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the Companies' $300,000,000 aggregate principal amount of 10 3/4% Senior Secured Notes due 2009 (the "Exchange Notes") and the guarantees of the Exchange Notes by the Guarantors (the "Guarantees"). Capitalized terms used and not otherwise defined in this opinion have the respective meanings given them in the Registration Statement.

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                  The Exchange Notes are to be offered in exchange for the
Companies' outstanding $300,000,000 aggregate principal amount of 10 3/4% Senior Secured Notes due 2009 (the "Initial Notes") issued and sold by the Companies on March 25, 2002 in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Companies in accordance with the terms of the Indenture (the "Indenture"), dated as of March 25, 2002, among the Companies, the Guarantors and U.S. Bank National Association, as trustee (the "Trustee").

                  In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

                  (i)       the Registration Statement (including its exhibits);

                  (ii) the Indenture, including as exhibits thereto the forms of Exchange Note and the related Guarantees, included as Exhibit 4.1 to the Registration Statement; and

                 (iii)     the Registration Rights Agreement included as Exhibit
4.2 to the Registration Statement.

                  In addition, we have examined (i) those corporate, partnership and limited liability company records of each of the Companies and the Guarantors that we have considered appropriate, including the certificate of incorporation, by-laws, certificate of formation, partnership agreement and limited liability company records of the Companies and of each Guarantor certified by the Companies or the Guarantors, as applicable, as in effect on the date of this letter and resolutions of the boards of directors or management committee of the Companies and of each Guarantor relating to the issuance of the Exchange Notes and the related Guarantees, each certified by officers of the Companies or the Guarantors, as applicable; and (ii) such certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinion expressed below.

                  In our examination of the Documents and in rendering the opinion set forth below, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents, the authenticity of all the latter documents and the legal capacity of all individuals who have executed any of the documents which we examined. We have also assumed, without independent investigation, (i) the enforceability of any of the Documents against each party thereto (other than the Companies and the Guarantors), (ii) that the Exchange Notes will be issued as described in the Registration Statement and (iii) that the Exchange Notes and the Guarantees will be in substantially the forms attached to the Indenture and that any information omitted from any such forms will be properly added. We have relied

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upon the factual matters contained in the representations and warranties of the
Companies and the Guarantors made in the Documents and upon certificate of public officials and the officers of the Companies and the Guarantors.

                  Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth in this letter, we are of the opinion that when duly issued, authenticated and delivered in accordance with the terms of the Indenture, the Exchange Notes will be legal, valid and binding obligations of each of the Companies enforceable against each of the Companies in accordance with their terms and the Guarantees will be legal, valid and binding obligations of each of the Guarantors enforceable against each of the Guarantors in accordance with their terms, except in each case as enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  The opinion expressed above is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, the Revised Uniform Limited Partnership Act of the State of Delaware and the Limited Liability Company Act of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect. Except as set forth herein, this letter is not to be relied upon by any other person without our prior written authorization.

                  We consent to the use of our name in the Registration Statement and in the prospectus in the Registration Statement as it appears in the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations under the Act.


                                                Very truly yours,


                                    /s/ Paul, Weiss, Rifkind, Wharton & Garrison
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                                       PAUL, WEISS, RIFKIND, WHARTON & GARRISON